Exhibit 99.2

          Eastman Kodak Company Financial Discussion Document

                      Third Quarter 2004 Results

    The Remote Sensing Systems (RSS) business, which had been included in the Commercial Imaging segment, was sold to ITT Industries on August 13, 2004 for $725 million in cash. The after tax gain of $434 million ($1.51 per share), is reported in discontinued operations within the current quarter. The discussion that follows relates to the continuing operations portion of the business.
    During the third quarter, the Company announced its intention to begin actions that will result in the repositioning of the management and product lines of the Commercial Imaging Group (CIG) into other reportable segments effective January 1, 2005. This move follows the sale of RSS, which was the largest operation within CIG, accounting for approximately 27% of its revenue in 2003. The remaining CIG businesses will be realigned as follows:

    -- CIG's Document Products and Services (document scanners, microfilm and worldwide service and support) as well as the Business Process Services operations will move into the Graphic Communications segment. The Graphic Communications segment will also integrate the service function of its subsidiaries - Encad, Inc., Kodak Versamark and NexPress Solutions - and those of Document Products into one service operation that will do business under the Kodak name.

    -- The Aerial and Industrial Materials operation will be moved into the Digital and Film Imaging Systems segment.

    Third Quarter

    Consolidated Revenues:

    Net worldwide sales were $3.364 billion for the third quarter of 2004 as compared with $3.346 billion for the third quarter of 2003, representing an increase of $18 million or 1% as reported, or a decrease of 2% excluding the favorable impact of exchange. The increase in net sales was composed of:

    -- Volume: decreases in volume reduced third quarter sales by approximately 4.0 percentage points driven primarily by declines in the film capture SPG and the wholesale and retail portions of the consumer output SPG.

    -- Price/Mix: declines in price/mix reduced third quarter sales by approximately 3.0 percentage points, primarily driven by the consumer digital capture SPG and the film capture SPG.

    -- Exchange: favorable exchange of approximately 3.0 percentage points offset the negative impacts of price/mix.

    -- Acquisitions: PracticeWorks, Kodak Versamark, Laser Pacific, and NexPress Solutions (and related entities) contributed $164 million or approximately 5.0 percentage points to third quarter sales.

    Net sales in the U.S. were $1.404 billion for the third quarter of 2004 as compared with $1.394 billion for the prior year quarter, representing an increase of $10 million, or 1%.
    Net sales outside the U.S. were $1.960 billion for the current quarter as compared with $1.952 billion for the third quarter of 2003, representing an increase of $8 million, or unchanged as reported, or a decrease of 4% excluding the favorable impact of exchange.
    Kodak's digital product sales (excluding new technologies) were $1.239 billion for the current quarter as compared with $894 million for the third quarter of 2003, representing an increase of $345 million, or 39%, primarily driven by the consumer digital capture SPG, the kiosks/media portion of the consumer output SPG, the home printing SPG, and digital acquisitions, which include PracticeWorks, Laser Pacific, Kodak Versamark, and NexPress. Excluding acquisitions, digital product sales increased 20% year over year. Net sales of the Company's traditional products were $2.119 billion for the current quarter as compared with $2.445 billion for the third quarter of 2003, representing a decrease of $326 million, or 13%, primarily driven by declines in the film capture SPG and the wholesale and retail portions of the consumer output SPG.

    Non-U.S. Revenues:

    The Company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East region ("EAMER"), (2) the Asia Pacific region and (3) the Canada and Latin America region.
    Net sales in the EAMER region were $1.017 billion for the third quarter of 2004 as compared with $1.040 billion for the prior year quarter, representing a decrease of $23 million, or 2% as reported, or a decrease of 9% excluding the favorable impact of exchange.
    Net sales in the Asia Pacific region were $629 million for the current quarter as compared with $591 million for the prior year quarter, representing an increase of $38 million, or 6% as reported, or an increase of 3% excluding the favorable impact of exchange.
    Net sales in the Canada and Latin America region were $314 million in the current quarter as compared with $321 million for the third quarter of 2003, representing a decrease of $7 million, or 2% as reported, or a decrease of 4% excluding the favorable impact of exchange.

    Emerging Markets:

    The Company's major emerging markets include China, Brazil, Mexico, Russia, India, Korea, Hong Kong and Taiwan. Net sales in emerging markets were $739 million for the third quarter of 2004 as compared with $677 million for the prior year quarter, representing an increase of $62 million, or 9% as reported, and 9% excluding the favorable impact of exchange.
    The emerging market portfolio accounted for approximately 22% of Kodak's worldwide sales and 38% of Kodak's non-U.S. sales in the quarter. Sales growth was recorded for most major emerging markets including China +20%, Mexico +11%, India +9%, and Russia +8%. Brazil recorded sales declines of 2%.
    Strong sales increases in China and India were the result of strong business performance for most of Kodak's operations in those areas. The increase in sales in Russia is the result of the Company's efforts to expand the distribution channels for Kodak products and services.

    Gross Profit:

    GAAP:

    Gross profit was $1.075 billion for the third quarter of 2004 as compared with $1.105 billion for the third quarter of 2003, representing a decrease of $30 million, or 3%. Gross profit includes charges relating to accelerated depreciation and inventory write-downs relating to cost reduction actions totaling $37 million in the current quarter and $33 million in the prior year quarter. During the third quarter of 2004, the Company's gross profit was favorably impacted by a LIFO liquidation of $17 million versus $12 million in the third quarter of 2003.
    The gross profit margin was 32.0% in the current quarter as compared with 33.0% in the prior year quarter. The 1.0 percentage point decrease was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 3.5 percentage points.
        Negative price/mix was driven primarily by the consumer digital capture SPG and the film capture SPG.

    -- Manufacturing Cost: manufacturing cost reductions favorably impacted gross profit margins by approximately 2.0 percentage points.

    --  Exchange: remained essentially unchanged.

    -- Acquisitions: favorably impacted gross profit margins by approximately 0.5 percentage point.

    Operational:

    Excluding charges relating to accelerated depreciation and inventory write-downs, gross profit on an operational basis was $1.112 billion for the third quarter of 2004 as compared with $1.138 billion for the third quarter of 2003, representing a decrease of $26 million, or 2%. During the third quarter of 2004, the Company's gross profit was favorably impacted by a LIFO liquidation of $17 million versus $12 million in the third quarter of 2003.
    The gross profit margin was 33.1% in the current quarter as compared with 34.0% in the prior year quarter. The 0.9 percentage point decrease was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 3.5 percentage points primarily attributable to the consumer digital capture SPG and the film capture SPG.

    -- Manufacturing Cost: manufacturing cost reductions favorably impacted gross profit margins by approximately 2.0 percentage points.

    --  Exchange: remained essentially unchanged.

    -- Acquisitions: acquisitions favorably impacted gross profit margins by approximately 0.5 percentage point.

    Selling, General and Administrative Expenses:

    GAAP:

    Selling, general and administrative expenses (SG&A) were $633 million for the third quarter of 2004 as compared with $630 million for the prior year quarter, representing an increase of $3 million. The prior year quarter included charges of $8 million relating to a donation to Infotonics SG&A remained unchanged as a percentage of sales at 18.8%. Unfavorable exchange of $16 million and acquisition related SG&A of $66 million were mostly offset by savings from the Company's ongoing cost reduction actions.

    Operational:

    SG&A expenses on an operational basis were $633 million for the third quarter of 2004 as compared with $622 million for the prior year quarter, representing an increase of $11 million, or 2%. The increase in SG&A is attributable to acquisition related SG&A of $66 million and unfavorable exchange of $16 million which were mostly offset by savings from the Company's ongoing cost reduction actions. As a percentage of sales, SG&A increased from 18.6% for the third quarter of 2003 to 18.8% for the current quarter.

    Research and Development Costs:

    GAAP

    Research and development costs (R&D) were $219 million for the third quarter of 2004 as compared with $192 million for the third quarter of 2003, representing an increase of $27 million, or 14%. R&D as a percentage of sales increased from 5.7% in the third quarter of 2003 to 6.5% in the current quarter. The increase in R&D is primarily attributable to acquisition related R&D, increased investments for digital growth initiatives, and a $6 million charge for in-process R&D relating to the acquisition of the imaging business of National Semiconductor Corporation.

    Operational

    Excluding the $6 million charge for in-process R&D, R&D expenses on an operational basis were $213 million for the third quarter of 2004 as compared with $192 million for the third quarter of 2003, representing an increase of $21 million, or 11%. R&D as a percentage of sales increased from 5.7% in the third quarter of 2003 to 6.3% in the current quarter.

    Restructuring Costs and Other

    Cost Reduction Plans:

    As announced in January 2004, the company is developing and executing a new cost reduction program throughout the 2004 to 2006 timeframe, consistent with the implementation of Kodak's new business model. The program is expected to result in total charges of $1.3 billion to $1.7 billion over the three-year period, with cost savings in the range of $800 million to $1 billion for full year 2007. Overall, Kodak's worldwide facility square footage will be reduced by approximately one third. Approximately 12,000 to 15,000 positions worldwide are expected to be eliminated through these actions primarily in global manufacturing, selected traditional businesses and corporate administration.
    Under this program, Kodak implemented cost reduction actions in the third quarter resulting in pre-tax charges totaling $264 million or $.62 per share. The components of restructuring in the third quarter include $186 million for employee severance relating to the elimination of approximately 3,200 positions and $43 million associated with exit costs and asset impairments, partially offset by reserve reversals of $3 million. In addition, the Company recorded accelerated depreciation and inventory write-offs of $37 million during the quarter. The following changes in manufacturing plant operations were announced during the quarter:

    -- Closure of a plant in Coburg, Australia that primarily manufactures color photographic paper, by the end of November 2004.

    -- Graphics film sensitizing operations in Harrow, U.K., will close by the end of March 2005.

    -- The Annesley, U.K. plant will close by the end of September 2005. It primarily finishes consumer photographic film.

    -- The Chalon, France plant will stop production of consumer film and color photographic paper by the end of September 2005.

    Under the current cost reduction program on a year to date basis, (including second and third quarter 2004) Kodak has implemented cost reduction actions resulting in pre-tax charges totaling $428 million or $.99 per share, which includes the elimination of approximately 5,900 positions.

    Earnings From Operations:

    GAAP:

    Losses from operations for the third quarter of 2004 were $4 million as compared with earnings from operations of $131 million for the third quarter of 2003, representing a decrease of $135 million, or 103%. This decrease is attributable to the reasons indicated above.

    Operational:

    EFO on an operational basis for the third quarter of 2004 were $266 million as compared with $324 million for the third quarter of 2003, representing a decrease of $58 million, or 18%. The decrease in earnings from operations is attributable to the reasons indicated above.

    Below EFO:

    Interest expense for the third quarter of 2004 was $43 million as compared with $33 million for the prior year quarter, representing an increase of $10 million, or 30%. Higher interest expense is a result of higher year over year interest rates, as the Company has eliminated its commercial paper position.
    The "other income (charges)" component includes principally investment income, income and losses from equity investments, foreign exchange and gains and losses on the sales of assets and investments. Other income for the current quarter was $20 million as compared with other charges of $9 million for the third quarter of 2003. The improvement is primarily attributable to the movement of NexPress investments from other income (charges) to the Graphic Communications segment as a result of the Company's purchase of Heidelberg's 50% interest in the NexPress joint venture, which closed on May 1, 2004.

    Corporate Tax Rate:

    GAAP:

    The Company's estimated annual effective tax rate from continuing operations decreased from 17.5% for the prior year third quarter to 12.0% for the third quarter of 2004. This decrease is primarily attributable to expected increased earnings from operations in certain lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings and the expected full-year earnings impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which is not taxable.
    During the third quarter of 2004, the Company recorded a tax benefit of $72 million on a pre-tax loss of $27 million. The tax benefit of $72 million for the quarter differs from the tax benefit of $3 million that results from applying the estimated annual effective tax rate to the pre-tax loss of $27 million due to (1) the year-to-date impact through June 30, 2004 of the decrease in the estimated annual effective tax rate from continuing operations from 15.5% to 12.0% ($12 million, or $.04 per share) and (2) discrete period tax benefits relating to discrete period charges which are taxed in jurisdictions that, when aggregated, have tax rates greater than the estimated annual effective tax rate from continuing operations. The decrease in the estimated annual effective tax rate is primarily attributable to expected increased earnings from operations in lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings. The discrete period tax benefits resulted from the following discrete period charges:

    -- Tax benefits of $87 million associated with the net focused cost reduction charges of $264 million; and

    -- Tax benefits of $2 million associated with the charge for in-process research and development of $6 million.

    Operational:

    The Company's estimated annual effective tax rate from continuing operations for 2004 is 12.0%. The actual tax provision from continuing operations on an operational basis was $17 million on $243 million of pre-tax income in the third quarter of 2004. The tax provision of $17 million differs from the tax provision of $29 million that results from applying the Company's estimated annual effective tax rate from continuing operations to the pre-tax income of $243 million due to the year-to-date impact through June 30, 2004 of the decrease in the estimated annual effective tax rate from continuing operations from 15.5% to 12.0% ($12 million, or $.04 per share). The decrease in the estimated annual effective tax rate is primarily attributable to expected increased earnings from operations in lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings.
    The decrease in the estimated annual effective tax rate from continuing operations from 17.5% for the prior year third quarter to 12.0% for the third quarter of 2004 is primarily attributable to expected increased earnings from operations in certain lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings and the expected full-year earnings impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which is not taxable.

    Earnings from Continuing Operations:

    GAAP:

    Earnings from continuing operations for the third quarter of 2004 were $45 million, or $.16 per diluted share, as compared with earnings from continuing operations for the third quarter of 2003 of $115 million, or $.40 per diluted share, representing a decrease of $70 million, or 61% year over year. This decrease in earnings from continuing operations is attributable to the reasons described above.

    Operational:

    Earnings from continuing operations on an operational basis for the third quarter of 2004 were $226 million, or $.79 per diluted share, as compared with earnings from continuing operations on an operational basis for the third quarter of 2003 of $246 million, or $.86 per diluted share, representing a decrease of $20 million, or 8%. Third quarter operational earnings from continuing operations for 2004 exclude the following after-tax items:

    -- A charge of $177 million ($264 million pre-tax), or $.62 per share, resulting from previously announced cost reduction initiatives. $227 million is recorded in "Restructuring Costs and Other" and $37 million of accelerated depreciation and inventory writedowns are recorded in "Cost of Goods Sold"
        (COGS).

    -- A charge of $4 million ($6 million pre-tax), or $.01 per share relating to the purchase of in-process R&D associated with the acquisition of the imaging business of National Semiconductor Corporation. $6 million is recorded in R&D.

    Earnings from Discontinued Operations:

    Earnings from discontinued operations for the third quarter of 2004 were $1.51 per diluted share primarily reflecting the after tax $434 million gain on the sale of RSS to ITT Industries on August 13, 2004. Earnings from discontinued operations relating to RSS in the third quarter of 2003 were $7 million, or $.02 per diluted share.

    Year-over-Year Comparison of Reported and Operational Earnings
                   (Amounts in millions of dollars)
----------------------------------------------------------------------
                                      3Q 04 as  Excluded     3Q 04
                                      Reported   Items    Operational
                                     ---------- --------- ------------
Sales                                    $3,364                $3,364
COGS                                      2,289      (37)a      2,252
                                     ---------- --------- ------------
Gross Profit                              1,075       37        1,112
SG&A                                        633                   633
R&D                                         219       (6)b        213

Restructuring costs and other               227     (227)c          0
                                     ---------- --------- ------------

Earnings From Operations                     -4      270          266

Interest Expense                             43                    43
Other Inc./(Charges)                         20        0           20
                                     ---------- --------- ------------
Below EFO                                   -23                   -23

(Loss)/Earnings before Taxes                -27      270          243

                                     -----------          ------------
(Benefit) Provision for Taxes               -72       89 d         17
                                     ----------- -------- ------------

Earnings:  Cont. Ops.                        45      181          226

Earnings:  Disc. Ops.                       434     (434)           0
                                     ----------- -------- ------------

                                     -----------          ------------
Net Earnings                               $479    ($253)        $226

Diluted EPS:  Cont. Ops.                   0.16    $0.63         0.79
Total Diluted EPS                          1.67
----------------------------------------------------------------------

    Year-over-Year Comparison of Reported and Operational Earnings
                   (Amounts in millions of dollars)
----------------------------------------------------------------------
                                      3Q 03 as   Excluded    3Q 03
                                      Reported    Items    Operational
                                    ------------ -------- ------------
Sales                                     $3,346               $3,346
COGS                                       2,241     (33)e      2,208
                                    -------------         ------------
Gross Profit                               1,105      33        1,138
SG&A                                         630      (8)f        622
R&D                                          192                  192

Restructuring costs and other                152    (152)g          0
                                    ------------ --------  -----------

Earnings From Operations                     131     193          324

Interest Expense                              33                   33
Other Inc./(Charges)                          -9       0           -9
                                    ------------ --------  -----------
Below EFO                                    -42                  -42

(Loss)/Earnings before Taxes                  89     193          282

                                                           -----------
(Benefit) Provision for Taxes                -26      62 h         36
                                    ------------ --------  -----------

Earnings:  Cont. Ops.                        115     131          246

Earnings:  Disc. Ops.                          7      (7)           0
                                    ------------ --------  -----------

                                                           -----------
Net Earnings                                $122    $124         $246

Diluted EPS:  Cont. Ops.                    0.40   $0.46         0.86
Total Diluted EPS                           0.42
----------------------------------------------------------------------

Items excluded from Earnings on an operational basis:

a - Charges for accelerated depreciation and inventory writedowns of $34 million and $3 million, respectively, in connection with the focused cost reduction actions.

b - Charge for in-process research and development of $6 million.

c - Charges for focused cost reduction actions of $227 million.

d - Tax impacts of the above-mentioned excluded items.

e - Charges for accelerated depreciation of $33 million in connection with the focused cost reduction actions.

F - Charge for charitable contributions to Infotonics.

g - Charges for focused cost reduction actions of $152 million.

h - Tax impacts of the above-mentioned excluded items.


                    3Q 04 as    3Q 04    3Q 03 as      3Q 03
                    Reported Operational Reported   Operational
----------------- ---------- ----------- --------  -------------
Gross Profit         32.0%       33.1%    33.0%         34.0%
SG&A                 18.8%       18.8%    18.8%         18.6%
SG&A w/o Advertis.   14.6%       14.6%    14.3%         14.1%
R&D                   6.5%        6.3%     5.7%          5.7%
EFO                  -0.1%        7.9%     3.9%          9.7%
Net Earnings          1.3%        6.7%     3.4%          7.4%
----------------------------------------------------------------------

    Segment Results:

    Digital and Film Imaging Systems

    Revenues:

    Net worldwide sales for the Digital and Film Imaging Systems segment were $2.308 billion for the third quarter of 2004 as compared with $2.475 billion for the third quarter of 2003, representing a decrease of $167 million, or 7% as reported, or a decrease of 9% excluding the favorable impact of exchange. The decrease in net sales was composed of:

    -- Volume: decreases in volume reduced third quarter sales by approximately 6.5 percentage points driven primarily by declines in the film capture SPG and the wholesale and retail photofinishing portions of the consumer output SPG.

    -- Price/Mix: declines attributable to price/mix reduced third quarter sales by approximately 3.5 percentage points driven by the consumer digital capture SPG and the traditional film capture SPG.

    -- Exchange: favorable exchange of approximately 3.0 percentage points partially offset the negative impacts of price/mix.

    Digital and Film Imaging Systems segment net sales in the U.S. were $940 million for the current quarter as compared with $1.009 billion for the third quarter of 2003, representing a decrease of $69 million, or 7%. Digital and Film Imaging segment net sales outside the U.S. were $1.368 billion for the third quarter of 2004 as compared with $1.466 billion for the prior year quarter, representing a decrease of $98 million, or 7% as reported, or a decrease of 11% excluding the favorable impact of exchange.
    Digital and Film Imaging Systems segment digital product sales were $593 million for the current quarter as compared with $438 million for the third quarter of 2003, representing an increase of $155 million, or 35%, primarily driven by the consumer digital capture SPG, the kiosks/media portion of the consumer output SPG, and the home printing SPG. Segment traditional product sales were $1.715 billion for the current quarter as compared with $2.037 billion for the third quarter of 2003, representing a decrease of $322 million or 16%, primarily driven by declines in the film capture and consumer output SPG's.

    Digital Strategic Product Group Revenues

    Net worldwide sales of consumer digital capture products, which includes consumer digital cameras, accessories, memory products and royalties increased 41% in the third quarter of 2004 as compared with the prior year quarter, primarily reflecting strong volume increases and favorable exchange, partially offset by negative price/mix. Sales continue to be driven by strong consumer acceptance of the EasyShare digital camera system and the success of new digital camera product introductions during the quarter.
    While complete data for the consumer digital camera market in the third quarter is not yet available, all indications are that Kodak gained share worldwide and in the U.S. on a unit basis versus the prior year on both a quarterly and year to date basis through August. For the full year, the Company expects to be profitable for the consumer digital capture SPG.
    Net worldwide sales of Picture Maker kiosks/media increased 41% in the third quarter of 2004 as compared with the third quarter of 2003, as a result of strong volume increases and favorable exchange. Sales continue to be driven by strong market acceptance of Kodak's new generation of kiosks and an increase in consumer demand for digital printing at retail. However, due to better than expected market demand for this product, the consumables portion of this business will remain somewhat capacity constrained throughout the remainder of the year, which will restrain equipment sales.
    Net worldwide sales from the home printing solutions SPG, which includes inkjet photo paper and printer docks/media, increased 37% in the current quarter as compared with the third quarter of 2003 driven by sales of printer docks and associated thermal media. Kodak's Printer Dock product maintained its number one U.S. market share position on a unit basis in the 4x6 photo printer category through August. During the quarter, inkjet paper sales declined year over year due to a combination of slowing industry growth and lower market share, although Kodak maintained its top two market share position in the U.S. during the quarter.

    Traditional Strategic Product Group Revenues

    Net worldwide sales of the film capture SPG, including consumer roll film (35mm and APS film), one-time-use cameras (OTUC), professional films, reloadable traditional film cameras and batteries/videotape decreased 20% in the third quarter of 2004 as compared with the third quarter of 2003, primarily reflecting volume declines and negative price/mix partially offset by favorable exchange.
    U.S. consumer film industry sell-through volumes decreased approximately 20% in the third quarter of 2004 as compared with the prior year quarter. Kodak's sell-in consumer film volumes declined 24% as compared with the prior year quarter, reflecting a decrease in U.S. retailer inventories.
    As previously announced, Kodak anticipates that for full year 2004, worldwide film industry volumes will contract in the 10% to 12% range, with U.S. volumes declining 18% to 20%. For full year 2005, worldwide industry volumes could decline as much as 20%, with U.S. volumes declining as much as 30%.
    These projections were part of the basis for the Company's long-term business model forecast presented on September 22nd at Kodak's Annual Investor Strategy Meeting.
    Net worldwide sales for the retail photofinishing SPG, which includes color negative paper, minilab equipment and services, chemistry, and photofinishing services at retail, decreased 13% in the third quarter of 2004 as compared with the third quarter of 2003, primarily reflecting volume declines and negative price/mix partially offset by favorable exchange. Sales increases were recorded for retail photofinishing equipment during the quarter.
    Net worldwide sales for the wholesale photofinishing SPG, which includes color negative paper, equipment, chemistry, and photofinishing services at Qualex in the U.S. and CIS (Consumer Imaging Services) outside the U.S., decreased 29% in the third quarter of 2004 as compared with the third quarter of 2003, primarily reflecting lower volumes and negative price/mix partially offset by favorable exchange.
    Net worldwide sales for the entertainment film SPG's, including origination and print films for the entertainment industry increased 11%, primarily reflecting volume increases, favorable exchange and positive price/mix. Color negative films benefited from continuing robust market demand and color print films experienced continued expansion resulting from international "day and date" motion picture releases.

    Gross profit:

    Gross profit for the Digital and Film Imaging Systems segment was $724 million for the third quarter of 2004 as compared with $807 million for the prior year quarter, representing a decrease of $83 million or 10%. The gross profit margin was 31.4% in the current year quarter as compared with 32.6% in the prior year quarter. The 1.2 percentage point decline was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 5.0 percentage points driven by the consumer digital capture and the film capture SPG's.

    -- Manufacturing Cost: positive manufacturing cost initiatives improved gross profit margins by approximately 4.0 percentage points.

    --  Exchange: remained unchanged.

    SG&A:

    In the third quarter, SG&A expenses for the Digital and Film Imaging Systems segment decreased $61 million or 13%, from $485 million in the third quarter of 2003 to $423 million in the current quarter, and decreased as a percentage of sales from 19.6% to 18.3%. Ongoing cost reduction actions more than offset a negative $12 million impact from exchange and acquisition related SG&A of $2 million.

    R&D:

    Third quarter R&D costs for the Digital and Film Imaging Systems segment decreased $31 million, or 26%, from $118 million in the third quarter of 2003 to $87 million in the current quarter and decreased as a percentage of sales from 4.8% to 3.8%. The decrease in R&D year over year was primarily attributable to spending reductions related to traditional products and services partially offset by increased investments for digital products.

    EFO:

    Earnings from operations for the Digital and Film Imaging Systems segment increased $10 million, from $204 million in the third quarter of 2003 to $214 million in the third quarter of 2004, primarily as a result of the factors described above.

    Health Imaging

    Revenues:

    Net worldwide sales for the Health Imaging segment were $642 million for the third quarter of 2004 as compared with $571 million for the prior year quarter, representing an increase of $71 million, or 12% as reported, an increase of 9% excluding the favorable impact of exchange. The increase in net sales was comprised of:

    -- Volume: increases in volume contributed approximately 4.0 percentage points to third quarter sales, driven primarily by volume increases in the digital capture and output SPG's, and the services SPG.

    -- Price/Mix: decrease in price/mix reduced third quarter sales by approximately 2.5 percentage points, primarily driven by the traditional medical film portion of the film capture and output SPG and the digital capture SPG.

    --  Exchange: favorable exchange impacted sales by approximately
        3.0 percentage points.

    -- Acquisition: the PracticeWorks acquisition contributed $47 million or approximately 8.0 percentage points to third quarter sales.

    Net sales in the U.S. were $276 million for the current quarter as compared with $251 million for the third quarter of 2003, representing an increase of $25 million, or 10%. Net sales outside the U.S. were $366 million for the third quarter of 2004 as compared with $320 million for the prior year quarter, representing an increase of $46 million, or 14% as reported, or 9% excluding the favorable impact of exchange.

    Digital products and services revenues:

    Net worldwide sales of digital products, which include laser printers (DryView imagers and wet laser printers), digital media (DryView and wet laser media), digital capture equipment (computed radiography capture equipment and digital radiography equipment), services, dental practice management software and Picture Archiving and Communications Systems ("PACS"), were $410 million for the current quarter as compared with $330 million for the third quarter of 2003, representing an increase of $80 million, or 24%, reflecting volume increases, and favorable exchange partially offset by negative price/mix. The increase in digital product sales was primarily attributable to the PracticeWorks acquisition, the services SPG and the digital media portion of the digital output SPG.

    Traditional products and services revenues:

    Net worldwide sales of traditional products, including analog film, equipment, chemistry and services, were $231 million for the current quarter as compared with $241 million for the third quarter of 2003, representing a decrease of $10 million, or 4%, driven primarily by lower volumes and price/mix for the film capture and output SPG partially offset by favorable exchange.

    Gross profit:

    Gross profit for the Health Imaging segment was $268 million for the third quarter of 2004 as compared with $250 million in the prior year quarter, representing an increase of $18 million, or 7%. The gross profit margin was 41.7% in the current quarter as compared with 43.8% in the third quarter of 2003. The decrease in the gross profit margin of 2.1 percentage points was principally attributable to:

    -- Price/Mix: price/mix negatively impacted gross profit margins by approximately 2.0 percentage points primarily driven by the traditional medical film portion of the film capture and output SPG and the digital capture SPG.

    -- Manufacturing Cost: manufacturing cost decreased gross profit margins by approximately 2.5 percentage points. Favorable manufacturing productivity was offset by a number of factors including silver prices.

    -- Exchange: favorable exchange added approximately 1.0 percentage points to the gross profit rate.

    -- Acquisition: the PracticeWorks acquisition increased gross profit by approximately 1.5 percentage points.

    SG&A:

    In the third quarter, SG&A expenses for the Health Imaging segment increased $24 million, or 26%, from $89 million in the third quarter of 2003 to $113 million for the current quarter, and increased as a percentage of sales from 15.6% to 17.6%. The increase in SG&A expenses is primarily attributable to $23 million associated with the PracticeWorks acquisition.

    R&D:

    Third quarter R&D costs increased $10 million from $43 million in the third quarter of 2003 to $53 million in the current quarter, and increased as a percentage of sales from 7.5% to 8.2%. The increase in R&D expenses is primarily attributable to increased spending to drive growth in selected areas of the product portfolio and $2 million associated with the PracticeWorks acquisition.

    EFO:

    Earnings from operations for the Health Imaging segment decreased $15 million, or 13%, from $117 million for the prior year quarter to $102 million for the third quarter of 2004 while the operating earnings margin rate decreased 4.5 percentage points to 15.9% from 20.5% for the prior year quarter. The decrease in operating earnings reflects the impact of lower gross profit margins, increased SG&A, and increased investment for growth in R&D. The operating earnings margin rate is within the expected mid to upper teen range predicted earlier this year.

    Commercial Imaging

    Kodak closed the sale of the Remote Sensing Systems operation to ITT Industries for $725 million in cash on August 13, 2004. The Remote Sensing Systems business was part of Kodak's Commercial and Government Systems operation. The $434 million gain on the sale is accounted for in "discontinued operations".

    Revenues:

    Net worldwide sales for the Commercial Imaging segment were $195 million for the third quarter of 2004 as compared with $190 million for the prior year quarter, representing an increase of $5 million, or 3% as reported, or a decrease of 1% excluding the favorable impact of exchange. The increase in net sales was primarily comprised of:

    --  Volume: volumes decreased third quarter sales by approximately
        1.0 percentage point primarily driven by declines in the micrographics equipment and media SPG, services and support SPG and the Imaging Services SPG.

    --  Price/Mix: remained essentially unchanged.

    -- Exchange: favorable exchange contributed approximately 4.0 percentage points to third quarter sales.

    Net sales in the U.S. were $79 million for the current year quarter as compared with $80 million for the prior year quarter, representing a decrease of $1 million, or 1%. Net sales outside the U.S. were $116 million in the third quarter of 2004 as compared with $110 million for the prior year quarter, representing an increase of $6 million or 5% as reported, or a decrease of 1% excluding the favorable impact of exchange.
    Commercial Imaging segment traditional product sales were $100 million for the current quarter as compared with $97 million for the third quarter of 2003, representing an increase of $3 million, or 3%, primarily driven by the aerial and industrial materials SPG. Segment digital product sales were $95 million for the current quarter as compared with $93 million for the third quarter of 2003, representing an increase of $2 million, or 2%.

    Gross profit:

    Gross profit for the Commercial Imaging segment was $68 million for the third quarter of 2004 as compared with $60 million in the prior year quarter, representing an increase of $8 million, or 13%. The gross profit margin was 34.9% in the current quarter as compared with 31.6% in the prior year quarter. The increase in the gross profit margin of 3.3 percentage points was primarily attributable to:

    --  Price/Mix: remained essentially unchanged.

    -- Manufacturing Cost: manufacturing cost improvements favorably impacted gross profit margins by approximately 2.0 percentage points.

    -- Exchange: favorable exchange impacted gross profit margins by approximately 1.0 percentage point.

    SG&A:

    SG&A expenses for the Commercial Imaging segment were $32 million in the current quarter as compared with $33 million from the prior year, and decreased as a percentage of sales from 17.4% to 16.4%.

    R&D:

    Third quarter R&D costs for the Commercial Imaging segment were $3 million in the current quarter, unchanged from the prior year, but decreased as a percentage of sales from 1.6 % to 1.5% in the current quarter.

    EFO:

    Earnings from operations for the Commercial Imaging segment increased $9 million, or 38%, from $24 million for the prior year quarter to $33 million for the third quarter of 2004 while the operating earnings margin rate increased 4.3 percentage points to 16.9% from 12.6% for the prior year quarter.

    Graphic Communications

    Revenues:

    Net worldwide sales for the Graphic Communications segment were $195 million for the third quarter of 2004 as compared with $82 million for the prior year quarter, representing an increase of $113 million, or 138% as reported, or 135% excluding the favorable impact of exchange. The increase in net sales was primarily due to the Kodak Versamark and NexPress acquisitions.
    Net sales in the U.S. were $100 million for the current year quarter as compared with $42 million for the prior year quarter, representing an increase of $58 million, or 138%. Net sales outside the U.S. were $95 million in the third quarter of 2004 as compared with $40 million for the prior year quarter, representing an increase of $55 million or 138% as reported, or an increase of 133% excluding the favorable impact of exchange.
    The Graphic Communications segment traditional product sales are limited to the sales of Kodak traditional graphics products to the KPG joint venture. Segment digital product sales are comprised of Kodak Versamark, a leader in continuous inkjet technology, NexPress Solutions, a producer of digital color and black and white printing solutions and Encad, a maker of wide format inkjet printers.
    Kodak Versamark experienced strong sales during the quarter led by increased placements of color printing units in the transactional printing market coupled with a growing annuities (consumables) business.
    Net worldwide sales of graphic arts products to Kodak Polychrome Graphics ("KPG"), an unconsolidated joint venture affiliate in which the Company has a 50% ownership interest, increased 3% in the current quarter as compared with the third quarter of 2003, primarily reflecting volume increases partially offset by negative price/mix for graphic arts products. However, digital technology substitution continues to challenge the sales of the traditional product portfolio that is sold to KPG.
    However, KPG's earnings performance continued to improve on the strength of its leading position in digital printing plates and digital proofing, coupled with favorable operating expense management and foreign exchange. KPG contributed positively to Kodak's "Other income and charges" during the third quarter of 2004 both in absolute terms and in quarterly year over year comparisons.
    During the quarter, KPG and NexPress Solutions announced that they will be collaborating in the marketing and distribution of Kodak NexPress 2100 digital production color presses and Kodak Digimaster E150 and E125 digital production systems in the U.S. KPG has launched the NexPress 2100 in the U.S. as of October 1, 2004 and will phase in remaining geographic territories, as well as the Digimaster E125 and E150 presses during the first quarter of 2005.
    The NexPress installed base of digital production color presses continues to experience good customer acceptance. During the quarter, NexPress began shipping the NexPress intelligent color solution employed by the NexPress 2100 digital color press with a fifth imaging station. Overall activity levels for production volumes and product related sales and service are steadily increasing and acquisition integration remains ahead of plan. NexPress has also announced their intention to acquire the Buhrmann digital sales and service business in Europe. Buhrmann, NV is the world's largest distributor of office supplies. This acquisition expands NexPress' direct market coverage in several major European markets.
    During the third quarter, Encad continued to experience strong order demand for its new Novajet 1000i wide format inkjet printer.

    Gross profit:

    Gross profit for the Graphic Communications segment was $44 million for the third quarter of 2004 as compared with $9 million in the prior year quarter, representing an increase of $35 million, or 389%. The gross profit margin was 22.6% in the current quarter as compared with 11.0% in the prior year quarter. The increase in the gross profit margin of 11.6 percentage points was primarily attributable to:

    -- Price/Mix: negative price/mix decreased gross profit margins by approximately 1.5 percentage point.

    -- Manufacturing Cost: manufacturing cost negatively impacted gross profit margins by approximately 6.5 percentage points.

    -- Exchange: exchange negatively impacted gross profit margins by approximately 1.0 percentage point.

    -- Acquisition: the Kodak Versamark and NexPress acquisitions favorably impacted gross profit margins by approximately 21.0 percentage points.

    SG&A:

    SG&A expenses for the Graphic Communications segment increased $44 million, from $8 million in the third quarter of 2003 to $52 million for the current quarter, and increased as a percentage of sales from 9.8% to 26.7%. The increase in SG&A is primarily attributable to the Kodak Versamark and NexPress Solutions acquisitions, which recorded $42 million of SG&A expenses in the current quarter.

    R&D:

    Third quarter R&D costs increased $27 million, from $5 million in the third quarter of 2003 to $32 million in the current quarter and increased as a percentage of sales from 6.1% for the third quarter of 2003 to 16.4% for the current quarter. R&D expenses increased in the third quarter primarily due to the acquisitions of Kodak Versamark and NexPress Solutions, which had $27 million of R&D expenses in the current quarter.

    EFO:

    Losses from operations for the Graphic Communications segment were $40 million in the current quarter and $3 million for the prior year quarter driven primarily by the dilution from the NexPress acquisition.

    All Other

    During the third quarter, the Company acquired the imaging business of National Semiconductor Corporation, which develops and manufactures CMOS image sensors. Financial terms of the agreement have not been disclosed. The acquired assets will become part of Kodak's Image Sensor Solutions organization, a worldwide leader in the design and manufacture of high performance CCD image sensors and CIS technologies primarily for professional and industrial imaging markets.
    Kodak also announced that it has reached an agreement to collaborate with IBM on the development and manufacture of image sensors to power mass market consumer products such as digital cameras and camera phones. The agreement will leverage IBM's CMOS processing expertise to allow Kodak to commercialize a new family of CMOS image sensor devices.

    Revenues:

    Net worldwide sales for All Other were $24 million for the third quarter of 2004, as compared with $28 million for the prior year quarter, representing a decrease of $4 million, or 14% as reported.
    SK Display Corporation, the OLED manufacturing joint venture between Kodak and Sanyo, continues to focus on improving manufacturing yields and process engineering.

    EFO:

    GAAP:

    The loss from operations for All Other was $49 million in the current quarter as compared with the loss from operations of $18 million in the third quarter of 2003. During the quarter, the Company recorded a $6 million R&D charge relating to the purchase of in-process R&D as part of the National Semiconductor acquisition. The increase in loss from operations was primarily driven by new technologies, which include the inkjet and display programs.

    Operational:

    Excluding a charge of $6 million relating to the purchase of in-process R&D as part of the National Semiconductor acquisition, the loss from operations for All Other was $43 million in the current quarter as compared with the loss from operations of $18 million in the third quarter of 2003. The increase in loss from operations was primarily driven by digital investments, which include the inkjet and display programs.

    Balance Sheet:

    Cash Flow:

    Kodak defines free cash flow as net cash provided by continuing operations, (as determined under generally accepted accounting principles in the U.S.- U.S. GAAP), plus proceeds from the sale of assets minus capital expenditures, acquisitions, debt assumed in acquisitions and investments in unconsolidated affiliates. Kodak's definition of operating cash flow equals free cash flow less dividends. Investable cash is operating cash flow excluding acquisitions and debt assumed in acquisitions.
    During the third quarter, operating cash flow was positive $234 million, $17 million lower than positive $251 million generated in the year ago quarter and investable cash flow was positive $257 million, $5 million higher than the third quarter of 2003.
    Net cash provided by (used in) continuing operations relating to operating activities, investing activities and financing activities, as determined under U.S. GAAP in the third quarter of 2004 was $ 411 million, ($100) million and ($447) million, respectively.
    The table below reconciles the net cash provided by continuing operations relating to operating activities as determined under U.S. GAAP, to Kodak's definition of operating and investable cash flow for the third quarter of 2004:


 ($ millions)                                            2004    2003
----------------------------------------------------------------------
Net cash provided by continuing operations relating to
 operating activities:                                   $411    $618

Additions to properties                                  (101)   (114)
Net proceeds from sales of businesses/assets               19      19
Investments in unconsolidated affiliates                    0     (13)
Acquisitions, net of cash acquired                        (23)     (1)
Dividends                                                 (72)   (258)
----------------------------------------------------------------------
Operating Cash Flow (continuing operations)               234     251

Acquisitions, net of cash acquired                         23       1
----------------------------------------------------------------------
Investable Cash Flow (continuing operations)             $257    $252
----------------------------------------------------------------------


    The range for investable cash flow for full year 2004, excluding the proceeds from the Remote Sensing Systems divestiture, remains in the range of $585 million to $715 million.

    Dividend:

    The Company makes semi-annual dividend payments, which, when declared by the Board of Directors, will be paid on the Company's 10th business day each July and December to shareholders of record as of the close of the first business day of the preceding month. On May 12, 2004, the Board of Directors declared a dividend of $0.25 payable to shareholders of record as of June 1, 2004. This dividend was paid July 15, 2004.
    On October 19, 2004, the Board of Directors declared a dividend of $0.25 payable to shareholders of record as of November 1, 2004. This dividend is payable December 14, 2004. The Board of Directors also authorized a two-year, $500 million stock repurchase program, replacing a $2 billion program that expires in December. The authorization provides the Company with the flexibility to use proceeds from any significant stock-option exercises by employees to partially offset earnings per share dilution associated with option transactions should that become necessary.

    Capital Spending:

    Capital additions were $101 million in the third quarter of 2004, which is $13 million lower than the year ago quarter and $10 million higher quarter sequentially. The majority of the spending supported new products, manufacturing productivity and quality improvements, infrastructure improvements and ongoing environmental and safety initiatives.

    Receivables:

    Total receivables, net of reserves, of $2.500 billion included trade ($2.124 billion) and miscellaneous ($376 million) receivables at the end of the third quarter, 2004, an increase of $231 million from third quarter of 2003 and a decrease of $105 million quarter sequentially. The year over year increase is driven by acquisitions, foreign exchange, and higher sales late in the period.
    Accrued customer rebates are classified as miscellaneous payables; however, the majority of these are cleared through customer deductions. The effect of offsetting these accrued customer rebates would reduce the net of reserves trade receivable balance by $450 million to $1.674 billion at the end of the third quarter of 2004, and would reduce the net of reserves trade receivable balance by $488 million to $1.491 billion at the end of the third quarter of 2003.
    Kodak defines days sales outstanding (DSO) as the four quarter moving average net trade receivables after rebate reclassification, divided by 12 months of sales, multiplied by 365 days. Due to the fact that reported sales are net of rebates and a majority of the customer rebates are cleared through customer deductions, the Company's DSO calculation includes the impact of reclassifying rebates as an offset to receivables. By reclassifying the rebates as an offset to receivables, the Company's DSO calculation is more reflective of the true number of days the net trade receivables are outstanding.
    DSO from continuing operations for the third quarter was 44 days, unchanged from the prior year quarter and representing a one-day increase quarter sequentially. If rebate accrual balances were not offset against receivables for purposes of calculating the DSO, DSO from continuing operations would have remained unchanged year over year at 56 days and would have increased one day quarter sequentially, due to lower receivables balances in the third quarter of 2004 versus the second quarter of 2004.

    Inventory:

    Kodak's inventories of $1.427 billion (after LIFO) increased $228 million year over year and increased $171 million quarter sequentially. The year over year increase is primarily due to the impact of acquisitions of NexPress and Versamark. The increase over second quarter represents inventory build in anticipation of fourth quarter sales.
    Kodak defines days supply of inventory (DSI) from continuing operations as four-quarter average inventory before the LIFO reserve divided by 12 months COGS as reported, multiplied by 365 days.
    For purposes of Kodak's definition, COGS excludes certain manufacturing-related costs that are considered to be unusual or that occur infrequently. Kodak defines inventory turns as 12 months COGS as reported divided by four quarter average inventory before the LIFO reserve.
    DSI from continuing operations of 66 days improved by 3 days from the third quarter 2003 and worsened by 2 days quarter sequentially. Inventory turns from continuing operations improved by 0.3 turns to
5.6 turns since the third quarter 2003, and worsened by 0.1 turns quarter sequentially.
    Including the impact of the LIFO reserve using COGS as reported on a GAAP basis, DSI from continuing operations of 49 days decreased by 1 day from the third quarter of 2003 and increased by 2 days quarter sequentially. Inventory turns from continuing operations improved 0.2 to 7.4 turns relative to the third quarter of 2003 and worsened 0.4 turns quarter sequentially.

    Debt:

    Debt decreased by $376 million to $2.664 billion and cash increased by $594 million to $1.113 billion quarter sequentially. On a debt less cash basis, net debt was $1.551 billion, a decrease of $356 million from the third quarter 2003 and a decrease of $970 million from second quarter 2004 level of $2.521 billion. Kodak expects to reduce gross debt by as much as $800 million during 2004.
    Equity was $3.791 billion and debt to total capital ratio was 41.3 %, decreasing 6.9 percentage points quarter sequentially and decreasing 8.4 percentage points year over year.

    Foreign Exchange:

    Year over year, the impact of foreign exchange on operating activities during the third quarter was a positive $0.10 per share and foreign exchange activities recorded in "Other Charges" had a negative $0.02 per share impact. Therefore, the sum of the operational and reportable exchange impacts increased earnings in the quarter by $0.08 per share.

    Silver:

    During the third quarter, the impact of high silver prices was largely offset by the effect of favorable foreign exchange. If the cost of silver were to hold at the September average rate of approximately $6.40 per ounce and foreign exchange were to hold at September 30th rates for the remainder of the year, the net impact would be slightly unfavorable to earnings in the fourth quarter. However, it remains difficult to forecast the net impact of foreign exchange and silver pricing.

    Earnings Outlook:

    Earnings Per Share - Impact From Convertible Debt:

    The Emerging Issues Task Force recently reached a consensus that, beginning in periods ending after December 15, 2004 (fourth quarter 2004 for Kodak), the dilutive effect of contingently convertible debt instruments with market price contingencies should be included in diluted earnings per share, regardless of whether the market price contingency has been met. The Company currently has contingently convertible debt instruments outstanding that are convertible into common shares if the market price of our common stock exceeds $37.224 per share for a specified period of time. These types of contingently convertible debt instruments have generally been, in practice, excluded from diluted earnings per share calculations until the market price contingency has been met. Upon adoption of the EITF in the fourth quarter of 2004, diluted earnings per share will be restated for each period that the convertible debt was outstanding (starting with the fourth quarter of 2003). The impact on the historical GAAP and operational diluted earnings per share has not yet been determined.

    Proposed Tax Legislation:

    Recently passed U.S. tax legislation, which if signed into law by the President, will eliminate a U.S. export tax benefit known as "Foreign Sales Corporation/ExtraTerritorial Income" (FSC/ETI). FSC/ETI had previously allowed U.S. companies to exempt a portion of certain export income from U.S. taxes, but this benefit has been ruled an illegal subsidy by the WTO. The new legislation, if signed by the President, will permit Kodak to reverse $56 million, or approximately $.20 per share, of foreign tax credit reserves currently on the Company's balance sheet. This amount would be recorded in fourth quarter 2004 results.

    The following guidance does not include the adoption of the contingent convertible rules or changes to the FSC/ETI benefit:

    The Company expects full year operational earnings of $2.44 to $2.64 per share, implying fourth quarter operational earnings of $.51 to $.71 per share. GAAP earnings of $2.49 to $2.69 per share are expected for full year 2004, with implied fourth quarter GAAP earnings of $.18 to $.38 per share.

    Upcoming Meetings:

    Kodak will host an investor event for those members of the investment community who will be attending the upcoming RSNA trade show in Chicago. This function will be held on Wednesday, December 1, 2004 at McCormick Place. Additional details will follow shortly.

    Safe Harbor Statement:

    Certain statements in this financial discussion document may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to expectations for the Company's growth in sales and earnings, the effects of legislation, cash generation, tax rate, and debt reduction plans are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. The forward-looking statements contained in this financial discussion document are subject to a number of factors and uncertainties, the successful:

    --  Implementation of our digitally oriented growth strategy;

    -- Implementation of our recently announced three-year cost reduction program;

    --  Implementation of our debt reduction plans;

    -- Implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED) displays, and digital products);

    --  Implementation of intellectual property licensing strategies;

    --  Development and implementation of e-commerce strategies;

    -- Completion of information systems upgrades, including SAP, our enterprise system software;

    --  Completion of various portfolio actions;

    --  Reduction of inventories;

    --  Integration of newly acquired businesses;

    --  Improvement in manufacturing productivity and techniques;

    --  Improvement in receivables performance;

    --  Reduction in capital expenditures;

    --  Improvement in supply chain efficiency;

    -- Implementation of future focused cost reductions, including personnel reductions; and

    -- Development of our business in emerging markets like China, India, Brazil, Mexico and Russia;

    Forward-looking statements contained in this financial discussion document are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    --  Competitive actions, including pricing;

    -- The nature and pace of technology evolution, including the analog-to-digital transition;

    --  Continuing customer consolidation and buying power;

    -- Current and future proposed changes to tax laws, as well as other factors which could adversely impact our effective tax rate in the future;

    -- General economic, business, geopolitical, regulatory and public health conditions;

    --  Market growth predictions; and

    -- Other factors and uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

    Any forward-looking statements in this financial discussion document should be evaluated in light of these important factors and uncertainties.


Eastman Kodak Company
CONSOLIDATED STATEMENT OF EARNINGS - UNAUDITED
(in millions, except per share data)

                          Three Months Ended    Nine Months Ended
                             September 30         September 30
                        --------------------- ---------------------
                            2004       2003      2004       2003

Net sales                 $ 3,364     $3,346    $9,752     $9,245
Cost of goods sold          2,289      2,241     6,750      6,243
                        ------------ -------- ----------- --------

    Gross profit            1,075      1,105     3,002      3,002

Selling, general and
 administrative expenses      633        630     1,798      1,895

Research and development
 costs                        219        192       628        563

Restructuring costs and
 other                        227        152       412        228
                        ------------ -------- ----------- --------

Earnings from continuing
 operations before
 interest, other income
 (charges), net, and
 income taxes                  (4)       131       164        316

Interest expense               43         33       130        104
Other income (charges),
 net                           20         (9)       26        (39)
                        ------------ -------- ----------- --------

Earnings from continuing
 operations before
 income taxes                 (27)        89        60        173
Benefit for income taxes      (72)       (26)     (144)       (36)
                        ------------ -------- ----------- --------

Earnings from continuing
 operations                    45        115       204        209

Earnings from discontinued
 operations, net of
 income taxes                 434          7       457         37
                        ------------ -------- ----------- --------

NET EARNINGS                $ 479      $ 122     $ 661      $ 246
                        ============ ======== =========== ========

Basic and diluted net
 earnings
 per share:

    Continuing
     operations             $ .16      $ .40     $ .72      $ .73
    Discontinued
     operations              1.51        .02      1.59        .13
                        ------------ -------- ----------- --------
    Total                   $1.67      $ .42     $2.31      $ .86
                        ============ ======== =========== ========

Number of common shares
 used in basic earnings
 per share                  286.6      286.5     286.6      286.5

Incremental shares from
 assumed conversion of
 options                      0.1        0.1       0.1        0.1
                        ------------ -------- ----------- --------

Number of common shares
 used in diluted
 earnings per share         286.7      286.6     286.7      286.6
                        ============ ======== =========== ========

SUPPLEMENTAL INFORMATION - UNAUDITED
(in millions)

                          Three Months Ended     Nine Months Ended
                             September 30          September 30
                        --------------------- ---------------------
                            2004       2003      2004       2003

Provision for
 depreciation              $ 227      $ 224     $ 653      $ 616

After-tax exchange losses
 and effect of translation
 of net monetary items        (7)        (7)       (8)       (12)

Cash dividends declared        -         72        72        330
Capital expenditures         101        114       283        346

----------------------------------------------------------------------

Net Sales from Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)

                          Three Months Ended     Nine Months Ended
                             September 30          September 30
                        --------------------- ---------------------
                          2004   2003  Change   2004   2003  Change

Digital & Film Imaging
 Systems
    Inside the U.S.      $ 940  $1,009   - 7%  $2,631 $2,668  - 1%
    Outside the U.S.     1,368   1,466   - 7    4,004  3,946  + 1
                         -----  ------- -----  ------- ------ -----

Total Digital & Film
 Imaging Systems         2,308   2,475   - 7    6,635  6,614  + 0
                         -----  ------- -----  ------- ------ -----

Health Imaging
  Inside the U.S.          276     251  + 10      811    755  + 7
  Outside the U.S.         366     320  + 14    1,134    972  + 17
                         -----  ------- -----  ------- ------ -----

Total Health Imaging       642     571  + 12    1,945  1,727  + 13
                         -----  ------- -----  ------- ------ -----

Commercial Imaging
  Inside the U.S.           79      80   - 1      237    249   - 5
  Outside the U.S.         116     110   + 5      347    326   + 6
                         -----  ------- -----  ------- ------ -----

Total Commercial Imaging   195     190   + 3      584    575   + 2
                         -----  ------- -----  ------- ------ -----

Graphic Communications
  Inside the U.S.          100      42  +138      238    116  +105
  Outside the U.S.          95      40  +138      267    143  + 87
                         -----  ------- -----  ------- ------ -----

Total Graphic
 Communications            195      82  +138      505    259  + 95
                         -----  ------- -----  ------- ------ -----
All Other
  Inside the U.S.            9      12  - 25       41     33  + 24
  Outside the U.S.          15      16   - 6       42     37  + 14
                         -----  ------- -----  ------- ------ -----

Total All Other             24      28  - 14       83     70  + 19
                         -----  ------- -----  ------- ------ -----

 Consolidated total     $3,364  $3,346   + 1%  $9,752 $9,245  + 5%
                         =====  ======= =====  ======= ====== =====

Earnings (Loss) from Continuing Operations Before Interest, Other
Income (Charges), Net, and Income Taxes by Reportable Segment and All Other - Unaudited
(in millions)

                          Three Months Ended     Nine Months Ended
                             September 30          September 30
                        --------------------- ---------------------
                          2004   2003  Change   2004   2003  Change

Digital & Film Imaging
 Systems                $ 214   $ 204   + 5%   $ 460  $ 277  + 66%
 Percent of Sales         9.3%    8.2%           6.9%   4.2%

Health Imaging          $ 102   $ 117  - 13%   $ 323  $ 357  - 10%
 Percent of Sales        15.9%   20.5%          16.6%  20.7%

Commercial Imaging      $  33   $  24  + 38%   $  96  $  75  + 28%
 Percent of Sales        16.9%   12.6%          16.4%  13.0%

Graphic Communications  $ (40) $  (3) -1,233%  $ (98) $   5 -2,060%
 Percent of Sales       (20.5%) (3.7%)        (19.4%)   1.9%

All Other               $ (49) $ (18)   -172%  $(110) $ (56) - 96%
 Percent of Sales       (204.2%)(64.3%)       (132.5%) (80.0%)
                        ------- ------ ------  ------- ------- ----

Total of segments       $ 260  $ 324   - 20%   $ 671  $ 658  + 2%
 Percent of Sales         7.7%   9.7%            6.9%   7.1%

Restructuring costs and
 other                   (264)  (185)           (507)  (285)
Donation to technology
 enterprise                 -     (8)              -     (8)
Impairment of Burrell
 Companies' net assets      -      -               -     (9)
GE settlement               -      -               -    (12)
Patent infringement
 claim settlement           -      -               -    (14)
Prior year acquisition
 settlement                 -      -               -    (14)
                        ------- ------ ------  ------- ------ -----
Consolidated total       $ (4) $ 131   - 103%   $164   $ 316  - 48%
                        ======= ====== ======  ======= ====== =====

Earnings (Loss) From Continuing Operations by Reportable Segment and All Other - Unaudited
(in millions)

                          Three Months Ended     Nine Months Ended
                             September 30          September 30
                        --------------------- ---------------------
                          2004   2003  Change   2004   2003  Change

Digital & Film Imaging
 Systems                 $ 202  $ 177  + 14%   $ 416  $ 230  + 81%
  Percent of Sales         8.8%   7.2%           6.3%   3.5%

Health Imaging           $  96  $ 109  - 12%   $ 284  $ 293   - 3%
 Percent of Sales         15.0%  19.1%          14.6%  17.0%

Commercial Imaging        $ 31   $ 21  + 48%   $  82  $ 57   + 44%
 Percent of Sales         15.9%  11.1%          14.0%  9.9%

Graphic Communications   $ (24)  $(10) -140%   $(71)  $(20)  -255%
 Percent of Sales        (12.3%) (12.2%)      (14.1%) (7.7%)

All Other                $ (44)  $(22) -100%   $(101) $(51)  - 98%
 Percent of Sales       (183.3%)(78.6%)       (121.7%)(72.9%)
                        ------- ------ ------  ------- ------ -----
Total of segments        $ 261   $ 275 - 5%    $ 610  $ 509  + 20%
 Percent of Sales          7.8%    8.2%          6.3%   5.5%

Restructuring costs and
 other                    (264)   (185)         (507)  (285)
Donation to technology
 enterprise                  -      (8)            -     (8)
Impairment of Burrell
 Companies' net assets       -       -             -     (9)
GE settlement                -       -             -    (12)
Patent infringement
 claim settlement            -       -             -    (14)
Prior year acquisition
 settlement                  -       -             -    (14)
Interest expense           (43)    (33)         (130)  (104)
Other corporate items        3       2             7      8
Tax benefit - donation
 of patents                  -       -             -      8
Income tax effects on
 above items
 and taxes not
 allocated to above         88     64            224    130
                        ------- ------ ------  ------- ------ -----
    Consolidated total    $ 45  $ 115  - 61%    $204   $ 209  - 2%
                        ======= ====== ======  ======= ====== =====

Eastman Kodak Company
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions)

                                Sept. 30,            Dec. 31,
                                  2004                 2003
                               -----------         ------------
                               (Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents         $1,113             $ 1,250
Receivables, net                   2,500               2,328
Inventories, net                   1,427               1,073
Deferred income taxes                726                 602
Other current assets                 146                 130
Assets of discontinued
 operations                           30                  72
                               -----------         ------------

    Total current assets           5,942               5,455
                               -----------         ------------

Property, plant and
 equipment, net                    4,683               5,051
Goodwill                           1,448               1,364
Other long-term assets             3,037               2,883
Assets of discontinued operations      -                  65
                               -----------         ------------

 TOTAL ASSETS                    $15,110             $14,818
                               ===========         ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and other
 current liabilities             $ 3,825             $ 3,614
Short-term borrowings                711                 946
Accrued income taxes                 816                 654
Liabilities of discontinued
 operations                            -                  36
                               -----------         ------------
Total current liabilities          5,352               5,250

OTHER LIABILITIES
Long-term debt, net of
 current portion                   1,953               2,302
Postretirement liabilities         3,217               3,344
Other long-term liabilities          797                 650
Liabilities of discontinued
 operations                            -                   8
                               -----------         ------------

Total liabilities                 11,319              11,554

SHAREHOLDERS' EQUITY
Common stock at par                  978                 978
Additional paid in capital           850                 850
Retained earnings                  8,115               7,527
Accumulated other
 comprehensive loss                 (293)               (231)
Unearned restricted stock             (5)                 (8)
                               -----------         ------------
                                   9,645               9,116
Less: Treasury stock at cost       5,854               5,852
                               -----------         ------------

Total shareholders' equity         3,791               3,264
                               -----------         ------------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY            $15,110             $14,818
                               ===========         ============

Eastman Kodak Company
CONSOLIDATED STATEMENT OF CASH FLOWS -UNAUDITED
(in millions)

                                       Nine Months Ended
                                         September 30
                                  --------------------------
                                    2004              2003

Cash flows relating to
 operating activities:
Net earnings                        $661              $246
Adjustments to reconcile to
 net cash (used in)
 provided by operating
 activities:

Earnings from discontinued
 operations                        (457)              (37)
Equity in (earnings) losses
 from unconsolidated
 affiliates                          (9)               43
Depreciation                        653               616
Purchased research and
 development                         16                21
Gain on sales of
 businesses/assets                   (9)              (12)
Restructuring costs,
 asset impairments and
 other non-cash charges              44                41
Benefit for deferred taxes         (121)               (4)
Increase in receivables             (78)              (34)
Increase in inventories            (244)              (70)
Decrease in liabilities
 excluding borrowings               (43)              (63)
Other items, net                     31                94
                                -----------       -----------
Total adjustments                  (217)              595
                                -----------       -----------
Net cash provided by
 continuing operations              444               841
                                -----------       -----------
Net cash provided by
 discontinued operations             22                24
                                -----------       -----------

Net cash provided by
 operating activities               466               865
                                -----------       -----------

Cash flows relating to
 investing activities:
    Additions to properties        (283)             (346)
    Net proceeds from sales
     of businesses/assets            20                19
    Acquisitions, net of
     cash acquired                 (358)             (119)

Investments in unconsolidated
 affiliates                         (31)              (54)
Marketable securities -
 purchases                          (92)              (62)
Marketable securities - sales        91                62
                                -----------       ------------

Net cash used in continuing
 operations                        (653)             (500)
                                -----------       ------------

Net cash provided by
 (used in) discontinued
 operations                         708                (5)
                                -----------       ------------

Net cash provided by
 (used in) investing
 activities                          55              (505)
                                -----------       ------------

Cash flows relating to
  financing activities:

Net (decrease) increase in
 borrowings with original
 maturity of 90 days or less       (291)               61
Proceeds from other borrowings      111               865
Repayment of other borrowings      (403)             (641)
Dividend payments                   (72)             (258)
Exercise of employee stock
 options                              -                12
                                -----------       -------------

Net cash (used in) provided
 by financing activities           (655)               39
                                -----------       -------------

Effect of exchange rate
 changes on cash                     (3)               15
                                -----------       -------------

Net (decrease) increase in
 cash and cash equivalents         (137)              414

Cash and cash equivalents,
 beginning of year                1,250               569
                                -----------       -------------

Cash and cash equivalents,
 end of quarter                  $1,113              $983
                                ===========       =============